Exhibit 99.1

Kimberly Ellison-Taylor joins U.S. Bancorp Board of Directors

MINNEAPOLIS (January 27, 2021) – U.S. Bancorp announced today that its board of directors has elected Kimberly Ellison-Taylor as a director of the company, effective January 22, 2021.

Ellison-Taylor, 50, is executive director of finance thought leadership for Oracle Corporation, a global Fortune 100 company that offers a range of products and services for enterprise information technology environments. She has been with Oracle since 2004 and was appointed to her current role in 2019.

“Kimberly is an experienced business leader with great expertise at the intersection of technology and finance,” said Andy Cecere, U.S. Bancorp chairman, president and CEO. “The banking industry is undergoing a tremendous transformation. Kimberly’s expertise in areas of strategy, digital transformation and innovation will be an excellent addition to our board. I am certain she will be a great asset for our management team and to our company as we continue making digital investments to better serve our customers.”

She previously held roles at Oracle including global strategy leader for its cloud business group; global strategy director for its financial services industry group and executive director and global leader for health, human and workforce industry solutions. In addition, Ellison-Taylor serves on the board of directors of Mutual of Omaha.

Ellison-Taylor previously served as the chair for the American Institute of CPAs (AICPA) and was the youngest person, fifth woman and first person of color to serve as chair in the AICPA’s more than 130-year history. She also served as the chair of the Association of International Certified Public Accountants.

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About U.S. Bancorp

U.S. Bancorp, with nearly 70,000 employees and $554 billion in assets as of December 31,2020, is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank one of the 2020 World’s Most Ethical Companies. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Investor contact: Jennifer Thompson, U.S. Bancorp Investor Relations

Jen.thompson@usbank.com, 612.303.0778

Media contact: Jeff Shelman, U.S. Bancorp Public Affairs and Communications

Jeffrey.shelman@usbank.com, 612-422-1423